Exhibit 10.1

LIMONEIRA RANCHES

PURCHASE AND SALE AGREEMENT
AND
JOINT ESCROW INSTRUCTIONS

This Purchase and Sale Agreement and Joint Escrow Instructions (the “Agreement”) dated October 10, 2022 (the “Reference Date”), to be effective on the date when all parties have executed it, which date shall be noted on the signature page hereto (the “Effective Date”), is made and entered into by and between LIMONEIRA COMPANY, a Delaware corporation (“Seller”), and PGIM REAL ESTATE FINANCE, LLC, a Delaware limited liability company (or its Authorized Assignee as herein provided, “Buyer”). For convenience, Buyer and Seller are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” This Agreement is made with respect to the following facts and circumstances which the Parties affirm as true and accurate:

A.       Seller is the owner of certain real property consisting of approximately 3586 assessed acres of land, in the County of Tulare, State of California consisting of all real property owned by Seller in the County of Tulare (the “Land”), consisting of the parcels designated as the Assessor Parcel Numbers listed on Exhibit A, attached hereto, and to be more particularly described on Exhibit B, as provided in Section 6.9 below.

B.       The Land is developed with (i) approximately 1,305 acres of lemons, (ii) approximately 1,182 acres of oranges, including Cara Caras, Blood Oranges, and other navel varieties), (iii) approximately 90 acres of mandarins, including Satsuma-sumo, minneola, and tangelo (iv) approximately 69 acres of grapefruit and pomelos, and (v) approximately 97 acres of pistachios, for a total of approximately 2,743 planted acres (the “Estimated Planted Acres”), and contains approximately 285 acres of open and plantable ground (the “Estimated Plantable Acres”).

C.       Buyer desires to purchase and Seller desires to sell the Land and other components of the Property as defined below on the terms and subject to the conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby covenant and agree as follows:

1.        Purchase and Sale

1.1       Purchase and Sale of Property. Subject to the terms and upon satisfaction or proper waiver of the conditions set forth herein, Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, the Property, which shall consist of the following and, when used herein, the term “Property” shall mean and include collectively all of the following:

(a)        The Land;

(b)       All houses, buildings, shops, storage sheds, structures, permanent plantings, trees, nursery stock, and vines, whether fructus naturales or fructus industriales, whether mature or immature, together with all trellises, wires, endposts, and stakes relating thereto, and improvements located on the Land (if any), together with all photovoltaic (solar) power generation equipment and all other fixtures located on or attached to the Land or attached to the Improvements which are deemed real property under the law of the State (the “Fixtures”), all roads, paved areas, equipment storage yards, implement covers, fences, gates, cattle guards, all security systems, lighting, and, and all improvements and infrastructure; and all water tanks, wells, casings, pumps, gearheads, motors, engines, control panels, fuel storage, all Seller-owned utility poles and transmission lines (if any), water and irrigation system equipment and facilities, pivots, sprinklers, drip irrigation systems, hand lines, drainage system equipment and facilities, crop protection equipment and apparatus including, without limitation, frost protection equipment, heaters and wind machines, irrigation motors, pipelines, pressure systems, lift pumps, siphons, filtration equipment, water treatment equipment and apparatus, ditches, culverts, canals, ponds, all drainage pipelines, settlement and/or detention/retention ponds, lagoons, leech systems, borrow pits and equipment, all mainlines and drip lines, emitters, all spare and replacement parts, components and supplies for the foregoing located on the Land or that provides drainage, irrigation and/or water to the Land (collectively, the “Improvements”), including without limitation the well, pump and irrigation equipment listed on Exhibit C, attached thereto;

(c) All rights and interests in and to all rights, rights of way, reversions, remainders, strips or gores, if any, between the Land and abutting properties, and any land lying in or under the bed of any street, alley, road or right-of way, abutting or adjacent to the Land, all covenants, conditions and restrictions, privileges, easements, servitudes, hereditaments, and appurtenances appurtenant to the Land, or otherwise used or useful to or of benefit to the use and enjoyment of the Land and/or providing any benefit with respect to access, ingress, egress, irrigation water, domestic water, electricity, gas, telephone, sewer or other utility service to the Land, whether or not of record (collectively, the “Appurtenant Rights”);

(d)       All crops and farm products, whether fructus naturales or fructus industriales (emblements), for the 2022/23 crop year and thereafter generated by the Land, which harvest commences after the Closing (the “Crops”), but specifically excluding crops and farm products and the proceeds thereof for the 2021/22 crop year and those 2022/23 crop year crops which harvest commences prior to the Closing in accordance with Section 10.3 below, which will be retained by Seller;

(e)       All of Seller’s rights in and to all oil, gas, minerals (used in its broadest sense including without limitation sand, gravel, soil, phosphate and geothermal, sand, rock or gravel resources located on or beneath the surface of the Land) and other hydrocarbon substances, on or hereafter on or under the Land before or after extraction, together with all rights to explore for, and extract such oil, gas, minerals, materials or resources; all of Seller’s rights in any solar facilities leases or power purchase agreements and Seller’s renewable energy rights, including but not limited to solar and wind energy relating to the Land (other than that portion of solar energy which is the subject of such solar facilities leases or power purchase agreements), together with an assignment of all Seller’s rights in all existing oil, gas and mineral leases and income thereof (collectively, the “Oil, Gas and Mineral Rights”);

(f)        All surface water rights, groundwater rights and other water rights or water credits, relating to or used in connection with the Land, whether appurtenant or contractual, including riparian, littoral, appropriative, prescriptive, permitted, overlying, adjudicated and other rights, any and all shares of water stock or mutual water company stock appurtenant to or used to provide water to the Land (including without limitation the water stock set forth on Schedule 1(f), attached hereto and incorporated by reference), all contracts relating to water supplies that can be used on the Land, all public agency water entitlements, credits, allocations, pumping rights or similar rights associated with or derived from the Property relative to groundwater as the result of any adjudications or other court or regulatory proceedings, or under any groundwater sustainability plan or similar plan associated with the Land, and all rights in any contracts for the sale of water generated from irrigation wells located on the Land (collectively, “Water Rights”);

(g)       All tangible personal property not Fixtures, located on or used or useful in connection with the Land and the operations thereon, included on a written inventory agreed to by Seller and Buyer during the Due Diligence Period, if any (but expressly excluding any and all rolling stock and any spare parts or supplies related to such rolling stock); and all maps, surveys, diagrams, engineering studies, crop maps, crop histories, production records, fertilizer, pesticide and herbicide storage, use and application records, soil and water tests, well records, and as built plans prepared within the last twenty-four (24) months and similar information that relates to the Land or Improvements and that are in Seller’s possession or under Seller’s control (the “Maps and Records” and collectively, with such other tangible personal property, the “Tangible Personal Property”);

(h)       To the extent assignable, all of Seller’s intangible personal property used in connection with or necessary to the ownership and operation of the Property, including without limitation, transferable permits, licenses, certificates and consents granted or issued by any governmental or quasi-governmental agency, all other rights, allotments, crop acreage base and production rights resulting from or determined in accordance with any state or federal governmental programs as shown on relevant county or state Farm Services Administration records for the Land, any claims and cooperative or association memberships related to the Land, and (i) the “Seedless Lemons License” and the “Sumo Mandarin License” (each as defined below) and (ii) any other licenses and intellectual property rights Seller may have regarding any trademark or trade name associated with crops produced on the Land, together with an assignment of multi-peril crop insurance related to the Land, if any (collectively the “Intangible Personal Property”); where (A) "Seedless Lemon License" means a license for the continued production and harvesting of the “seedless lemon” portion of the Crops (from the corresponding portion of the Property) subject to that certain Plant Patent No. PP17510 for the “Limoneira Seedless”, Serial N. 11/044,284, issued on March 20, 2007, to be granted by Seller at the Closing; and (B) the “Sumo Mandarin License” means a license for the continued production and harvesting of the “sumo mandarin” portion of the Crops (from the corresponding portion of the Property) via a partial assignment of that certain Amended and Restated Mandarin Propagation Agreement dated January 1, 2019 by and between Seller and ACMPC CALIFORNIA 7, LLC, a California limited liability company, ACMPC CALIFORNIA 6, LLC, a California limited liability company, and ACMPC CALIFORNIA 3, LLC, a California limited liability company; and

(i)       Any and all credits, benefits, emissions reductions, offsets, and allowances, howsoever entitled, in existence and available as of the Effective Date of this Agreement, together with those adopted, approved, enacted or issued by any Governmental Entity attributable to the generation from the Land, and its displacement of greenhouse gases (GHG’s), including, but are not limited to any avoided emissions of pollutants to the air, soil or water such as sulfur oxides (SOx), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants; and (3) any avoided emissions of carbon dioxide (CO2), methane (CH4), nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulfur hexafluoride and other greenhouse gases (GHGs) that have been determined by the United Nations Intergovernmental Panel on Climate Change, or otherwise by law, to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere, irrespective of whether such attributes accrue for the sole benefit of the Seller (collectively, the “Environmental Attributes”).

1.2       Residential Structures. Seller agrees to cause all residential structures on the Property, if any, to be vacant and untenanted at the Close of Escrow. Notwithstanding the foregoing, if Seller has given notice to each residential tenant to vacate no later than 5 days following the Effective Date, Buyer, at Buyer’s sole election made prior to the end of the Due Diligence Period, may agree to Close notwithstanding the failure of all tenants to properly vacate prior to the Closing, pursuant to a post-closing agreement and indemnity with Seller, satisfactory to Buyer in its sole discretion negotiated prior to the end of the Due Diligence Period to, at Seller’s cost and expense, promptly and diligently prosecute all relocations and evictions through removal of all tenants, and indemnify Buyer for any cost, expense or liability it may occur as a result of the Seller’s failure to cause all residential structures on the Property to be vacant and untenanted at the Close of Escrow.

1.3       Other Agreements. Except to the extent set forth in Schedule 1.3, attached hereto (the “Required Assumption Contracts”), there shall be no other commercial leases, agricultural leases, crop purchase contracts, or other similar agreements affecting the Property which shall survive the Close of Escrow unless Buyer has agreed in writing to assume such contracts.

1.4       Post-Closing Property Management. At the request of Seller, Buyer shall negotiate in good faith with Seller with respect to an agreement for the management and custom harvesting of the Property by Seller (the “Management Agreement”), for an initial term of one year, which will be effective, if at all, only upon the Close of Escrow. Neither party shall have the right to terminate this Agreement in the event Buyer and Seller do not reach agreement on terms for, or enter into, a Management Agreement. Further, the Parties expressly acknowledge and agree that the Closing is not, and shall not, be subject to or conditioned by either party on a lease or other management agreement with Seller, or with any third party tenant to which Buyer may elect to lease the Property from or after the Close of Escrow.

1.5       Marketing Agreement. Buyer shall contract with Seller, or an affiliate of Seller (such party, “Marketer”), for the marketing of all lemons harvested from the Property (the “Marketing Agreement”), on terms mutually acceptable to Buyer and Marketer, but for an initial term of no less than five (5) years, which will be effective, if at all, only upon the Close of Escrow, subject to such Marketing Agreement containing competitive pricing terms and performance criteria acceptable to Buyer, including without limitation: (i) contract pricing and payment parity with respect to lemons produced on the Property and similar quality lemons produced on property owned or controlled by Seller or its affiliates, and (ii) early termination provisions, after notice and opportunity to cure, in the event that Marketer is not complying with stated performance provisions.

2.       Escrow. Within three (3) business days of the Effective Date, Buyer and Seller will deliver a fully executed counterpart of this Agreement to Chicago Title Company, 7330 N. Palm Avenue, Suite 101, Fresno, CA 93711 (Attention: Sue Meyer) who shall act as “Escrow Holder,” in connection with an escrow to be established to complete the transaction contemplated by this Agreement (the “Escrow”), under Order No. 45004237-SM. The parties agree to execute any additional standard instructions reasonably required by Escrow Holder except for instructions that would excuse, release or relieve Escrow Holder from theft of funds or any other criminal act, gross negligence, willful misconduct, violation of the standard of care with respect to its conduct, or breach of this Agreement on the part of Escrow Holder.

3.       Close of Escrow. Provided all of the conditions to close of escrow set forth herein shall have been acknowledged as waived or satisfied by the Party benefitted by the subject condition, the close of escrow for the purchase and sale transaction provided for herein (the “Closing” or “Close of Escrow”) shall occur on or before 5:00 p.m., Pacific Standard Time, on the date which is (15) days following the end of the Due Diligence Period (the “Closing Date”); provided that if the scheduled Closing Date falls on Saturday, Sunday, or Monday (or a Tuesday following a Monday holiday) the Closing Date shall be extended one day from such date.

4.       Purchase Price. The Purchase Price of the Property (“Purchase Price”) is One Hundred Million and 00/100ths Dollars ($100,000,000.00) United States currency,, based on the Estimated Planted Acres and Estimated Plantable Acres, each to be verified by survey as provided below; provided, however, if following such verification it is determined that there is a variance of no more than thirty (30) acres from the aggregate total of 3,028 acres of Estimated Planted Acres and Estimated Plantable Acres as set forth in Recital B, above, then there shall be no adjustment to the Purchase Price; provided further, however, to the extent of a determined variance in excess of thirty (30) acres, Seller and Buyer shall meet and confer in good faith in an attempt to make an equitable adjustment to the Purchase Price based upon the determined variance, which adjustment shall be documented in an amendment to this Agreement on or before the expiration of the Due Diligence Period. Seller and Buyer hereby agree that the portion of the Purchase Price allocated to the purchase of the 425 shares of The Pioneer Water Company water stock shall total $8,500,000.00 (i.e., $20,000.00 per share); otherwise, Seller may allocate the Purchase Price to the various components of the Property as it shall reasonable determine for its own purpose and Buyer shall have no liability therefore. The Purchase Price shall be payable as follows:

(a)       Notwithstanding any term or provision of this Agreement, Buyer hereby delivers to Seller an amount equal to One Hundred 00/100ths Dollars ($100.00) from the Initial Deposit (as hereinafter defined) (the “Independent Consideration”) as independent consideration to Seller for having entered into this Agreement at any time subsequent to execution hereof. The Independent Consideration shall be nonrefundable if Close of Escrow does not occur for any reason, and to the extent that this Agreement requires any funds to be refunded to Buyer, any amount so refunded shall not include the Independent Consideration.

(b)       Within seven (7) business days following the Effective Date, Buyer shall deposit with Escrow Holder the sum of Three Million and 00/100ths Dollars ($3,000,000.00) United States currency, (together with any and all interest thereon, the “Deposit”), in cash, by cashier’s check or wire transfer of immediately available good funds. Upon receipt of the Deposit, Escrow Holder will immediately deposit it into an interest bearing account at a commercial bank reasonably designated by Buyer and Seller, in trust for Escrow Holder, with interest to accrue for the benefit of the parties entitled to such Deposit. The Deposit will be paid to Seller as a part of the Purchase Price at the Closing or as liquidated damages in the event of Buyer’s default under this Agreement as provided below. Buyer shall have the right to receive a return of the Deposit (less the Independent Consideration) if any of the following shall occur: (i) Seller shall be in default under this Agreement (without prejudice to Buyer’s right to pursue any and all remedies at law and in equity); (ii) Buyer makes a timely election to withdraw as a result of Seller’s refusal to remove an Objectionable Exception as provided in Section 6.4 below; (iii) Buyer makes a timely election to terminate before the end of the Due Diligence Period as set forth in Section 7.2 below; or (iv) the failure of one or more conditions precedent to Buyer’s obligation to perform by the time indicated as provided in Section 7.1(i) below.

(c)       The balance of the Purchase Price (the “Balance”), subject to adjustment as provided above, shall be deposited into Escrow prior to the Closing Date, and paid to Seller in cash, by cashier’s check or wire transfer of immediately available good funds, at the Close of Escrow.

5.       LIQUIDATED DAMAGES. IF, FOLLOWING THE EXPIRATION OF THE DUE DILIGENCE PERIOD (AS DEFINED HEREIN), BUYER DEFAULTS HEREUNDER AND BUYER HAS NOT CURED SUCH DEFAULT, THEN SELLER MAY TERMINATE THIS AGREEMENT, THEN PROVIDED SELLER IS NOT THEN ALSO IN DEFAULT, SELLER MAY TERMINATE THIS AGREEMENT AND BUYER SHALL BE OBLIGATED TO PAY SELLER THE DEPOSIT AS LIQUIDATED DAMAGES IN LIEU OF ANY AND ALL OTHER CLAIMS FOR DAMAGE OR OTHER REMEDY OF ANY KIND AT LAW OR IN EQUITY. PAYMENT OF SUCH SUM BY BUYER IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT INSTEAD IS INTENDED TO COMPENSATE SELLER FOR THE DAMAGES IT WILL SUFFER AS A RESULT OF SUCH DEFAULT BY BUYER. IN AGREEING TO SUCH LIQUIDATED DAMAGES, BUYER ACKNOWLEDGES THAT THE AMOUNT OF SELLER’S ACTUAL DAMAGES BY REASON OF BUYER’S DEFAULT WILL BE SUBSTANTIAL BUT WOULD BE EXTREMELY DIFFICULT TO ASCERTAIN, AND THE AMOUNT PROVIDED FOR HEREIN IS A REASONABLE ESTIMATE OF SUCH DAMAGES. IN ADDITION, BUYER DESIRES TO HAVE A LIMITATION PUT ON ITS POTENTIAL LIABILITY TO SELLER IN THE EVENT BUYER SHOULD SO DEFAULT IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER. ACCORDINGLY, IN ORDER TO INDUCE SELLER TO WAIVE ALL OF THE REMEDIES SELLER MIGHT OTHERWISE HAVE IN THE EVENT OF A DEFAULT BY BUYER, BUYER HAS PROPOSED, AND SELLER HAS ACCEPTED THE CONCEPT OF LIQUIDATED DAMAGES AS SET FORTH HEREIN, WITH THE AMOUNT THEREOF HAVING BEEN THE SUBJECT OF SPECIFIC AGREEMENT BETWEEN THE PARTIES. BY THEIR INITIALS HERETO, SELLER AND BUYER SPECIFICALLY ACKNOWLEDGE THEIR ACCEPTANCE AND APPROVAL OF THE FOREGOING LIQUIDATED DAMAGES PROVISION.

ACKNOWLEDGMENT AS TO ACCEPTANCE OF THE IMMEDIATELY PRECEDING LIQUIDATED DAMAGES PROVISION

Seller	Buyer

6.       Due Diligence; Seller’s Deliveries; Condition of Title.

6.1       Due Diligence Period. Buyer shall have until prior to 5:00 p.m. Pacific Daylight Time on the date which is the later of (i) seventy-five (75) days following the Effective Date or (ii) seventy (70) days following the Buyer’s receipt of the Preliminary Report (as defined in Section 6.4 below) together with legible copies of all exceptions and other documents referred to therein (the “Due Diligence Period”), within which to complete its “due diligence review” and to evidence its approval, or waiver of Section 7.1 conditions precedent or, at Buyer’s option, to terminate this Agreement for failure of satisfaction of such conditions pursuant to Section 7.2.

6.2       Seller’s Deliveries. Seller and Buyer acknowledge and agree that, prior to the Effective Date, Seller delivered copies of certain due diligence items in a “Sharefile” link provided by Seller to Buyer. Following the Effective Date Seller shall, within five (5) days of request from Buyer, deliver copies of (or otherwise upload to such “Sharefile” link) any other documents and items in Seller’s possession or under Seller’s control, that are reasonably requested by Buyer or if not requested or if later received or developed, information that Seller in good faith believes is or may be materially pertinent to Buyer’s “due diligence review,”. Such information shall include without limitation, and Buyer specifically requests: copies of building permits, if any, any current surveys, maps, studies, engineering reports, soils reports, well reports, drainage studies, crop maps, planting histories, environmental assessments and reports, operating permits, air pollution control district permits, fertilizer, herbicide and pesticide storage, use application and disposal records. Notwithstanding the foregoing, in no event shall Seller be obligated to provide to Buyer any privileged, confidential or proprietary materials or information (including, without limitation, internal memoranda of Seller, budgets, financial analyses or projections, appraisal reports or other valuation information, organizational, financial and other documents relating to Seller or its affiliates (except as may required to conduct Buyer’s due diligence with respect to the proposed Management Agreement and Marketing Agreement, and Seller acknowledges that this proviso shall not apply thereto), or any report or studies that have been superseded by subsequent reports or studies, or any documents or information subject to attorney-client privilege or that constitute attorney work product). Unless and to the extent otherwise expressly set forth in Section 8 of this Agreement, Seller otherwise makes no representations or warranties regarding the sufficiency, truthfulness, completeness or accuracy of the due diligence materials, provided that if Seller has knowledge of any material inaccuracy or misstatement in any such materials, it shall have an affirmative obligation to call such material inaccuracy or misstatement to Buyer’s attention. Buyer hereby acknowledges and understands that all such materials made available by Seller are only for Buyer’s convenience in making its own examination and determination prior to the expiration of the Due Diligence Period as to whether it wishes to purchase the Property, and, in so doing, Buyer shall rely exclusively upon its own independent investigation, verification and evaluation of every aspect of the Property and not upon any of the Reports or materials supplied by Seller. Seller shall, within five (5) days of receipt thereof, complete and return to Buyer or Buyer’s environmental consultant, the standard Phase I environmental assessment questionnaire prepared by Buyer’s environmental consultant. Seller shall also provide yield information for the 2020/21 crop year, and the 2021/22 crop year as soon as the same becomes available to Seller.

6.3       Certificates of Compliance Subdivision Map Act Compliance. Not later than ten (10) business days prior to the expiration of the Due Diligence Period, Seller shall obtain and deliver to Buyer, for each parcel of the Land, a certificate of compliance in accordance with the provisions of California Government Code Section 66499.35 evidencing the parcel’s compliance with California Government Code Section 66410, et seq. (the “Subdivision Map Act”) issued by the county authority having jurisdiction for the same.

6.4       Condition of Title. If not previously delivered prior to execution of this PSA, within five (5) days after the Effective Date, Seller shall cause Escrow Holder, as agent for Chicago Title Insurance Company (“Title Company”) to issue its preliminary report of title or title commitment for the Land and the easements appurtenant thereto (the “Preliminary Report”) together with legible copies of all exceptions and other documents referred to therein, and legible copies of all off-record matters referred to therein (e.g., by recorded memoranda, notice or the like) or of which Seller otherwise has knowledge and which affect title to the Land or the easements appurtenant thereto (e.g., unrecorded easements, leases, licenses, occupancy agreements and the like), which have not been provided in the Sharefile or pursuant to Section 6.2 above. Seller shall convey title to the Land and Improvements and the easements appurtenant thereto to Buyer free and clear of all monetary liens and encumbrances (except a lien for current real property taxes and assessments collected with such taxes), and subject only to non-monetary encumbrances, contracts, agreements, rights, easements, rights-of-way, mineral leases, rights and reservations, the Required Assumption Contracts, and other exceptions set forth in the Preliminary Report that have been specifically approved by Buyer in writing (the “Permitted Exceptions”). Upon receipt of the Preliminary Report and copies of all of documents referred to above, Buyer shall have thirty (30) days from the later to occur of such receipt or the Effective Date to notify Seller in writing of any exceptions to title disclosed thereby that Buyer, in its sole and absolute discretion, disapproves (the “Objectionable Exceptions”). Seller shall have an affirmative obligation to remove all monetary liens and encumbrances, including without limitation tax liens for delinquent taxes and assessments (but not liens for current taxes and assessments), mechanic’s liens, judgments, deeds of trust, and financing statements (“Monetary Exceptions”), and any right, interest or claim that may exist, arise or be asserted against the Title under or pursuant to the Perishable Agricultural Commodities Act of 1930, as amended, 7 USC 499a et seq., the Packers and Stockyard Act of 1921, as amended, 7 USC 181 et seq., or any similar state laws (collectively, “PACA Liens”), whether or not listed in the Buyer’s notice of Objectionable Exceptions; provided, however, if the Title Insurer will not agree to remove any PACA liens, Seller hereby agrees to indemnify Buyer for any losses experienced by Buyer, including any costs to remove or satisfy any claims of PACA Liens which have attached to the Property, and all Buyer’s reasonable legal fees with respect thereto (the “PACA Indemnification”), which PACA Indemnification shall survive the Closing for a period of four years following the Closing. If Buyer notifies Seller of one or more Objectionable Exceptions, Seller shall have five (5) business days after receipt of such written notice to (i) remove or agree to remove the Objectionable Exception(s) prior to the Close of Escrow, and proceed to close the sale; or (ii) refuse to remove the Objectionable Exception(s) (but not any Monetary Exceptions), in which case, prior to the end of the Due Diligence Period Buyer may elect to waive its objection and proceed to close the sale, or withdraw its offer to purchase the Property and receive a refund of the Deposit, whereupon neither Party shall have any further obligation to sell or purchase the Property.

Buyer may at its cost and expense, undertake a boundary or full ALTA survey of the Land (the “Survey”). In the event that Buyer elects to have the Land or any portion of it surveyed, Buyer shall have until five (5) days prior to the expiration of the Due Diligence Period, to raise additional Objectionable Exceptions disclosed by the Survey but not otherwise described in the Preliminary Report (an “Arising Exception”). If thereafter, but prior to the Close of Escrow, the Survey is materially changed, revised or amended, or any amended Preliminary Report is issued as a result thereof, Buyer shall have an additional five (5) days within which to raise additional Objectionable Exceptions arising from such change, revision or amendment. In the event Buyer gives timely notice of an Arising Exception, then the evaluation and elections concerning such Arising Exception shall be conducted in the same manner and time periods as Objectionable Exceptions as specified in this Section 6.4 above.

Seller will convey marketable title to all Crops, Tangible Personal Property, Intangible Personal Property, Oil, Gas and Mineral Rights, Water Rights, and Environmental Attributes to Buyer at the Close of Escrow, free of all liens and encumbrances (subject to the Permitted Exceptions).

6.5       Buyer’s Access to the Land and Improvements. Buyer and its employees, agents and contractors, may, at Buyer’s sole cost and expense, enter onto the Land in connection with performing Buyer’s inspections of the Property (the “Inspections”) at all reasonable times; provided that Buyer shall provide Seller with at least two (2) business days’ prior email or telephonic notice to Dyson Schneider (at dschneider@limoneira.com; (559) 853-9448) of its desire to enter upon the Property for Inspections and any such Inspections shall be conducted at a time and manner reasonably approved by Seller. Notwithstanding the foregoing, Buyer’s employees may enter the Property for the purpose of conducting visual inspections at all reasonable times, but shall make a reasonable attempt to give prior notice by phone or email to Dyson Schneider, as noted above. The Inspections may include any tests, including without limitation, soil samples, boring, and backhoe pits in order to assess the condition of the subsurface of the Land and capacity for drainage, drilling test water wells, tests in connection with any Phase I or Phase II environmental assessment or any other tests which involve drilling, boring or other similar intrusive or invasive action on or under the Property (the “Invasive Tests”), provided that Buyer first gives Seller written notice of its intent to do so and obtains Seller's approval as provided hereinbelow, and so long as Buyer restores such pits or disturbed areas and abandons any wells in accordance with applicable regulations, should Buyer fail to purchase the Property. If Buyer desires to conduct Invasive Tests, other than routine soil borings for the purpose of determining soil types, Buyer will provide to Seller an inspection plan, which will include the proposed scope of work and plan to restore the Property to its previous condition and the party who will perform the work (a “Testing Plan”). The Testing Plan shall be subject to the Seller's approval, which shall be given at the Seller's sole and absolute discretion; provided, however, Seller shall not unreasonably withhold, condition or delay a Testing Plan, and it shall be unreasonable to withhold consent if an ASTM-compliant “Phase I” environmental assessment identifies “Onsite Recognized Environmental Conditions” pursuant to the ASTM E1527-13 standards (as opposed to “Historical Recognized Environmental Conditions” or “Controlled Recognized Environmental Conditions”) and recommends that the invasive testing set forth in such Testing Plan be performed in connection with such identified “Onsite Recognized Environmental Conditions”. The Phase II environmental assessment, and resultant clean-up costs, if any, shall be completed at Seller’s cost if such additional work is recommended by the engineer in the Phase I environmental assessment report; provided, however, that Seller’s financial obligation under this Section 6.5 shall not exceed $500,000.00. Any reports generated during the Phase I or Phase II environmental assessments, as applicable (“Environmental Reports”) and will be certified to Buyer such that Buyer may fully rely on the Environmental Reports. In the event that before the end of the Due Diligence Period, Buyer elects not to pursue this transaction, (i) all due diligence materials provided to Buyer by Seller shall be returned to Seller except for such copies as Buyer may be required to maintain for regulatory purposes, and (ii) upon written request by Seller, but only upon such written request, Buyer shall provide Seller with copies of the Environmental Reports and all other third party reports, appraisals, or surveys prepared in connection with the Property at no cost to Seller. In the event any Inspection discloses any actual or potential finding which may require reporting under any regulations or statute, then, to the fullest extent permitted by law, and unless and to the extent it is mutually and reasonably determined by the Parties that Buyer has an obligation to report, the Parties agree that Seller alone shall determine the necessity and manner of such reporting, if any, and Seller will defend, indemnify and hold Buyer harmless from any liability, damage or penalty resulting from Seller’s reporting activities or failure to timely, fully or accurately report as required.

6.6       Natural Hazard Disclosure. Buyer acknowledges that any Seller owning Property located in the State of California is required to disclose if such Property lies within the following natural hazardous areas or zones: (a) a special flood hazard area (any type Zone "A" or "V") designated by the Federal Emergency Management Agency (Cal. Gov. Code Section 8589.3); (b) an area of potential flooding shown on a dam failure inundation map designated pursuant to Cal. Gov. Code Section 8589.5 (Cal. Gov. Code Section 8589.4); (c) a very high fire hazard severity zone designated pursuant to Cal. Gov. Code Section 51178 or 51179 (in which event the owner maintenance obligations of Cal. Gov. Code Section 51182 would apply) ( Cal. Gov. Code Section 51183.5); (d) a wildland area that may contain substantial forest fire risks and hazards designated pursuant to Cal. Pub. Resources Code Section 4125 (in which event (i) such Seller would be subject to maintenance requirements of Cal. Pub. Resources Code Section 4291 and (ii) it would not be the State of California's responsibility to provide fire protection services to any building or structure located within the wildland area except, if applicable, pursuant to Cal. Pub. Resources Code Section 4129 or pursuant to a cooperative agreement with a local agency for those purposes pursuant to Cal. Pub. Resources Code Section 4142) (Cal. Pub. Resources Code Section 4136); (e) an earthquake fault zone (Cal. Pub. Resources Code Section 2621.9); or (f) a seismic hazard zone (and, if applicable, whether a landslide zone or liquefaction zone) (Cal. Pub. Resources Code Section 2694). Buyer acknowledges that Seller will employ the services of a reputable vendor ("Natural Hazard Expert") to examine the maps and other information specifically made available to the public by government agencies and to report the results of its examination to Buyer in writing no later than 15 business days following the Effective Date (the (the “NHD Report”). The NHD Report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges such Seller from its disclosure obligations under California Civil Code Section 1103, and, for the purpose of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply. Buyer acknowledges and agrees that Buyer will independently evaluate and investigate whether any or all of such natural hazards affect the applicable Property, and Seller shall have no liabilities or obligations with respect thereto. Prior to the expiration of the Due Diligence Period, Buyer shall execute and deliver to Escrow Holder an acknowledgement of receipt of the NHD Report, to be delivered to Seller at the Closing. Buyer acknowledges and agrees that the matters set forth in the NHD Report may change on or following the Closing Date for such Property and that Seller has no obligation to update, modify, or supplement the NHD report following such Closing Date. Buyer shall be solely responsible for preparing and delivering its own NHD Report to subsequent prospective buyers of the Property, to the extent required. BUYER ACKNOWLEDGES AND REPRESENTS THAT IT HAS EXTENSIVE EXPERIENCE ACQUIRING AND CONDUCTING DUE DILIGENCE REGARDING AGRICULTURAL PROPERTIES. THIS PROVISION IS AN ESSENTIAL ASPECT OF THE BARGAIN BETWEEN THE PARTIES.

6.7        Mobile Homes. If not previously provided in the “Sharefile”, Seller shall, within 5 business days of the Effective Date, deliver to Seller (i) a listing of all structures on the property which are “manufactured homes” or “mobile homes” (collectively, “Mobile Homes”) which identifies whether such Mobile Homes are (1) real property improvements (taxed on the secured real property roll), or (2) are units licensed and registered with the California Department of Housing and Community Development (“HCD”) (such units, “HCDMH”), and (ii) provide the make, model, serial number, and HCD registration number, as well as an HCD title search for all such HCDMH. Seller shall convey title to any HCD MH to Buyer by delivery of such HCD forms, together with the HCD certificate of title, necessary to transfer title, free of liens and encumbrances.

6.8       Real Property Disclosures. Seller will deliver to Buyer within five (5) business days of the Effective Date, all other disclosures that are required in connection with the conveyance of the property, and if applicable, residence or other structure, if any, in California.

6.9       Legal Description of the Land. As soon as possible, and no later than thirty (30) days prior to the end of the Due Diligence Period, the Parties shall have approved a legal description of the Land based on the Preliminary Report and any amendments thereto, and such description shall (i) reference this Agreement and (ii) be signed by both Buyer and Seller and upon execution by both Buyer and Seller shall be deemed attached to and made a part of this Agreement as Exhibit B.

7.       Conditions.

7.1       Buyer’s Conditions Precedent. Buyer’s obligation to purchase the Property is subject to Buyer’s express written acknowledgment of the satisfaction or waiver of the following conditions precedent prior to the expiration of the Due Diligence Period in the case of Subsections (a) through (h) below, or prior to the Close of Escrow as to Subsection (i) below:

(a)       Physical Inspection of the Property and Investigation of Due Diligence Materials. Buyer’s review and approval, in Buyer’s sole and absolute discretion, of all Due Diligence Materials and matters, including the physical condition of the Property, and Buyer’s determination that the acquisition of the Property by Buyer is acceptable to Buyer, which determination may be withheld for any reason whatsoever or for no reason, all in Buyer’s sole and absolute discretion free from any standard including any reasonableness standard.

(b)       Deliveries. Buyer’s review of and satisfaction with the Seller’s deliveries pursuant to Section 6.2 above.

(c) Title Policy. Title Company’s irrevocable commitment to issue the Buyer’s Title Policy complying with the requirements of Section 11.1(b) below. In connection with this Section 7.1(c), by the expiration date of the Due Diligence Period, Buyer shall have obtained from Escrow Holder an irrevocable commitment, in the form of proforma Title Policy (the “Proforma”), for the issuance of such Buyer’s ALTA Extended Coverage of Title Policy insuring Buyer (or Buyer’s Authorized Assignee) as the owner of the Land, subject only to the Permitted Exceptions.

(d)       Appurtenances. Buyer’s satisfaction and confirmation that all Appurtenant Rights, Water Rights, Oil Gas and Mineral Rights, Environmental Attributes, and Intangible Personal Property Buyer desire to acquire, will be assigned to, transferred to, or acquired by Buyer at Closing.

(e)       Other Property. Buyer’s satisfaction and confirmation that Seller will convey good and marketable title to all Crops, Tangible Personal Property, Intangible Personal Property, Water Rights, Oil, Gas and Mineral Rights, and Environmental Attributes, will be conveyed to Buyer free and clear of liens and encumbrances.

(f)       Water Rights. Buyer’s satisfaction and confirmation of the existence and adequacy of ground water rights and production through all (twenty-eight (28)) wells located on or serving the Property, and surface water rights with respect to the Land from the Lindsay-Strathmore Irrigation District (“LSID”), Exeter Irrigation District (“EID”), Lindmore Irrigation District (“LID”), Vandalia Irrigation District (“VID”), Tea Pot Dome Water District (“TPDWD”), and Terra Bella Irrigation District (“TBID”)(each a “District” and collectively, the “Districts”), and pursuant to water stock issued by The Pioneer Water Company (“PWC”), each with respect to the property they serve.

(g)       Planted Acres. Buyer’s satisfaction that Property contains no less than the Estimated Planted Acres and Estimated Plantable Acres, or the Purchase Price shall have been adjusted by agreement of Buyer and Seller if the actual planted acres (by crop type) and/or plantable acres are less than the Estimated Planted Acres and Estimated Plantable Acres, respectively, each as determined by the ALTA survey.

(h)       Board Approval. This Agreement and Buyer’s acquisition of the Property on the terms and subject to the conditions herein set forth have been authorized by all requisite action, including, if required, approval on the part of Buyer’s board of directors, shareholders, members, managers, and/or partners and/or its properly delegated and authorized representatives.

(i)       Material Adverse Change. There shall not have occurred a material adverse change in the condition of the Property that in Buyer’s reasonable business judgment shall have materially reduced the value of the Property as a financial investment or materially impaired the use or of the Property for Buyer’s intended use, including without limitation having materially impaired the permits and government approval needed to operate the Property for Buyer’s intended use, whether or not existing.

7.2       Failure of Buyer’s Conditions Precedent; Election to Terminate. Buyer shall have the right, at any time prior to the earlier to occur of the expiration of the Due Diligence Period (or in the event of the failure of the conditions set forth in Sections 7.1(i), by the time set forth for satisfaction therefor), or the delivery to Seller of the Waiver of Conditions Notice (as defined below) with respect to such conditions, to withdraw and terminate this agreement by delivering to Seller a notice of termination (the “Termination Notice”). The conditions set forth in Section 7.1 shall be deemed approved or waived by Buyer only upon Buyer’s written approval or waiver being given to Seller and Escrow Holder prior to the expiration of the Due Diligence Period in the case of Subsections 7.1 (a) through (h), or prior to the Close of Escrow as to Subsections 7.1 (i) above (a “Waiver of Conditions Notice”). Buyer’s failure to give a timely Waiver of Conditions Notice will be treated as if Buyer had given a timely Termination Notice as provided above, provided that Buyer’s approval to proceed to Closing shall be deemed a Waiver of Conditions Notice with respect to item 7.1(i).

In the event that Buyer timely delivers, or is deemed to have delivered, a Termination Notice, or in the event that one or more of the conditions set forth in Section 7.1 has not been timely fulfilled or waived by Buyer in Buyer’s sole and absolute discretion regardless of reason or reasons, then at Buyer’s option, this Agreement shall terminate (a “Buyer Termination”) without further action of Buyer and the Deposit, less the Independent Consideration, shall be refunded to Buyer. Upon a Buyer Termination, all obligations and liabilities of Buyer and Seller under this Agreement shall terminate, except any such obligations which by their nature survive or which are specifically described herein as surviving any termination. In the event of a Buyer Termination, it shall pay any costs charged by Escrow Holder and Title Company, unless such Buyer Termination is as a result of Seller’s default of the terms of this Agreement, in which case, Seller shall pay any costs charged by Escrow Holder and Title Company related to the cancellation.

7.3.       Seller’s BOD Approval. Seller’s obligation to consummate the transaction contemplated under this Agreement, is conditioned upon and subject to final approval by the Board of Directors of Seller (the “BOD Approval”), which BOD Approval shall be granted or withheld in writing no later than one (1) business day following the earlier of the expiration of the Due Diligence Period or the date of Seller’s receipt of Buyer’s Waiver of Conditions Notice (the “Outside BOD Approval Date”); provided, however, if Seller fails to affirmatively notify Buyer in writing that such BOD Approval was not timely obtained by 5:00 p.m. Pacific Time on the Outside BOD Approval Date (the “Seller Termination Notice”), the BOD Approval shall be conclusively deemed to have been timely delivered . In the event the Seller Termination Notice is timely delivered to Buyer, then this Agreement shall automatically terminate without further action of Buyer or Seller (a “Seller Termination”) and (i) the Deposit, less the Independent Consideration, shall be refunded to Buyer, (ii) Seller shall promptly pay to Buyer, within five (5) business days of such Seller Termination Notice, a break-up fee in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00), (iii) Seller shall pay any costs charged by Escrow Holder and Title Company, and (iv) Seller shall be prohibited, for a period of eighteen (18) months following the date of such Seller Termination Notice, from marketing, selling or agreeing to sell, the Property or any material portion thereof (other than the sale of Crops in the normal course of business), to any third party unless and until Seller re-offers to sell the Property to Buyer for the Purchase Price set forth in this Agreement, and on the other terms and conditions set forth in this Agreement, subject only updates required by the passage of time (e.g., references herein to the 2022/23 crop year may be changed, where appropriate, to the 2023/24 crop year). Upon such Seller Termination, all obligations and liabilities of Buyer and Seller under this Agreement shall terminate, except any such obligations which by their nature survive or which are specifically described herein as surviving any termination.

8.       Seller’s Representations and Warranties.

8.1     Seller’s Representations and Warranties. As used herein, “Seller’s knowledge” and phrases of similar import, means the knowledge of all corporate officers, Dyson Schneider those specific ranch foremen identified on Schedule 8.1, attached hereto, (but each as to such identified ranch only), after commercial reasonable inquiry and investigation. Seller hereby warrants, represents, covenants, and certifies to Buyer that:

(a)       Good Standing. Seller is a corporation that is properly and duly formed, validly existing and in good standing under the laws of the State of Delaware, and registered as a foreign corporation in the State of California.

(b)      Authority. Seller, acting through any of its duly empowered and authorized directors and officers, has all necessary entity power and authority to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Seller herein, and to perform its obligations hereunder; and no consent of any other person or entity is required to so empower or authorize Seller. Excepting only the BOD Approval, this Agreement has otherwise been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and neither this Agreement nor compliance with or fulfillment of the terms and conditions hereof will conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement to which Seller is a party or by which Seller is otherwise bound, or any judicial order to which Seller is a party or to which Seller is subject. All documents to be executed by Seller which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Seller, (ii) be legal, valid and binding obligations of Seller, and (iii) to Seller’s knowledge, not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.

(c)      No Options. Seller has not granted any options or other rights to purchase any portion of the Property to any person or entity that remain outstanding or otherwise effective as of the Effective Date.

(d)      OFAC Compliance. Seller (which, for the purposes of this Section 8.1(d), shall include its officers, directors, beneficial owners and affiliates) (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the Office of Foreign Asset Control of the U.S. Department of the Treasury (“OFAC”) at its official website (http://www.treas.gov/ofac/t11sdn.pdf) or at any replacement website or other replacement official publication of such list (collectively, the “List”); (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of OFAC and any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) will not transfer or permit the transfer of any controlling interest in Seller to any person or entity who is, or any of whose beneficial owners are, listed on the List.

(e)       Litigation. To Seller’s knowledge, there are no actions, suits or proceedings (including arbitration proceedings) pending or threatened against Seller which could have a material adverse effect on any portion of the Property, its use, operation or Seller’s interest therein, or Seller’s ability to perform its obligations hereunder.

(f)        Legal Parcels. Seller has no written notice or knowledge that the Land does not consist of separate and complete legal parcels in compliance with applicable subdivision and zoning laws, ordinances, policies, rules and regulations.

(g)       Foreign Person and Withholding. Seller is not a “foreign person” within the meaning of Sections 1445(f)(3) and 7701(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and is not subject to any federal, state or local withholding obligation of Buyer under the tax laws applicable to Seller or the Property. Seller will provide Buyer an Affidavit of Exemption pursuant to Section 1445(b)(c) of the Code, or provide Escrow Holder an Affidavit of non-foreign status under the Housing and Economic Recovery Act of 2008. Seller may be subject to withholding tax under California Revenue and Taxation Section 18662, and will submit California Forms 593, 593-C, and 593-E, as may be applicable to Buyer through Escrow Holder.

(h)       Hazardous Materials; Environmental Matters. Except for the disclosures made in any of the environmental reports or other information delivered to Buyer on a timely basis as required by Section 6.2, or otherwise obtained by Buyer (all of which disclosures have been fully, completely addressed and properly remediated in accordance with all applicable local, state and federal statutes, regulations, ordinances, rules and orders), Seller has not received any written notice of violation of any federal, state or local law, code, ordinance, regulation, rule or order with respect to any of the conditions described in this Section 8(h). To Seller’s knowledge, no portion of the Property has ever been used as a landfill or as a dump to receive garbage, refuse, waste, or fill material (“Refuse”) whether or not hazardous, which Refuse has not been fully, completely addressed and properly remediated in accordance with all applicable local, state, and federal statutes, regulations, ordinances, rules and orders. To Seller’s knowledge, there are and have been no Hazardous Substances (as hereinafter defined) located upon, stored, handled, installed, or disposed in, on or about the Property during Seller’s ownership of the Property, excluding only such quantities of (a) motor oil, (b) gasoline, (c) other petroleum products, (d) agricultural fertilizers, (e) pesticides, (f) herbicides, and (g) other chemicals (the “Farm Chemicals”) reasonably necessary for the growing and maintenance of crops, and, at all times during Seller’s ownership of the Property the Farm Chemicals have, or Seller’s knowledge, been stored and maintained in accordance with manufacturer recommendations and in accordance with all federal, state and local laws, codes, regulations and ordinances. As used in this Agreement, the term “Hazardous Substances” means any materials, waste, contaminates, pollutants, or other substances which are toxic, dangerous, radioactive, disease causing, carcinogenic, infectious, caustic, or contain petroleum products or by-products, asbestos, heavy metals, or are defined as toxic, dangerous to health or otherwise hazardous by reference to the following sources as amended from time to time: (i) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq. (“RCRA”); (ii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iii) the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”); (iv) applicable laws of the respective jurisdictions where the Parcels are located; and (v) any federal, state or local statutes, regulations, ordinances, rules or orders issued or promulgated under or pursuant to any of those laws or otherwise by any department, agency or other administrative, regulatory or judicial body.

(i)       Licenses and Permits. To Seller’s knowledge, Seller and the Property have all governmental or quasi-governmental licenses, use agreements, and permits required by all governmental and quasi-governmental agencies with jurisdiction over the Property. To Seller’s knowledge, Seller and the Property are in compliance with all regulations and provisions of all governmental of quasi-governmental agencies with jurisdiction over the Property, including without limitation, those of, or that are enforced by (i) the local Air Pollution Control District with respect to the Property and its operation, including without limitation, the Airborne Toxic Control Measure for Stationary Compression Ignition Engines (Section 93115 of Title 17 of the California Code of Regulations) and Senate Bill 700, and (ii) the State Water Resources Control Board, including without limitation the Irrigated Lands Regulatory Program. During the course of its ownership of the Land, and to Seller’s knowledge, at no time prior, has any party, including Seller, operated a Confined Animal Facility (as defined by the California Air Resources Board) on the Land.

(j)       Violations. Seller has not received any written notices of, and to the Seller’s knowledge there have been no, uncured violations of, or any failure to comply with, any applicable law for the present use and occupancy of the Property or any applicable (i) federal, state and local law, regulation, ordinance and code, including, without limitation, building, land use, immigration, employment and zoning laws, regulations, ordinances and codes relating to the Property, (ii) development agreements or similar contracts between private parties affecting the development, construction, use and occupancy of the Property, and (iii) judgments, orders or decrees of any court having jurisdiction over Seller or the Property which relate to the Property.

(k)      Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any involuntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or compromise to its creditors generally. Seller is solvent and able to pay its debts as they come due in the usual and ordinary course of business.

(l)       Eminent Domain. Seller has received no notice from any governmental authority and Seller has no knowledge that eminent domain or similar proceedings for the condemnation of all or any portion of the Land or Improvements are pending or proposed.

(m)     Contracts, etc. There are no leases, crop purchase contracts or other contracts or agreements relating to the Property that shall survive Close of Escrow, except for the Required Assumption Contracts.

(n)      ERISA Compliance. (i) Seller is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA (“ERISA Plans”), or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code (together with ERISA Plans, “Plans”); (ii) the Property and the assets of Seller do not constitute “plan assets” of one or more Plans for purposes of Title I of ERISA or Section 4975 of the Code; (iii) for purposes of Section 3(14) of ERISA and Section 4975 of the Code, Seller is not a party in interest or a disqualified individual with respect to Buyer or to any Plan the assets of which are invested in an entity from which funds have been derived to purchase the Property; and (iv) transactions by or with Seller are not in violation of state statutes applicable to Seller that regulate investments of and fiduciary obligations with respect to governmental plans.

(o)      Employees. Seller has no employees to whom, by virtue of such employment, Buyer will have any obligation to after the Closing.

(p)      Union Activity. There are no union contracts applicable to any of the employees of Seller, or any employees of any independent contractor to Seller who perform services on the Land or employment contracts which would be the responsibility of Buyer upon the Close of Escrow.

(q)      Wetlands. Seller has not received written notice of any discharge of dredge or fill materials occurring from the Property into any “waters of the United States,” as defined in 33 CFR § 328.3 (July 1, 2007 edition), and Seller has not received any written notice from the United States Army Corps of Engineers that such “waters of the United States” exist on the Property.

(r)       Storage Tanks. To Seller’s knowledge, no underground storage tank is or has been located or used on any portion of the Property.

(s)      Historical Significance. To Seller’s knowledge, no portion of the Property has been designated a site or area of archeological or historical significance under and federal, state or local law, regulation or ordinance.

(t)       Burial Site. To Seller’s knowledge, no portion of the Land has been used as a human burial plot or site.

(u)      Hunting Leases. No portion of the Land is subject to hunting leases or hunting licenses.

(v)      Off Record Matters. Seller has no knowledge of any lien, encumbrance, right, right of way, easement, contract, agreement or other encumbrance of title to the Property other than as set forth in the Preliminary Report or delivered or noticed to Buyer pursuant to Sections 6.2 and 6.4 above.

(w)      Habitat. To Seller’s knowledge, no portion of the Property has been designated as, or is eligible for designation as, a critical habitat for a threatened or endangered species under the Endangered Species Act of 1973, 16 U.S.C. §§ 1531-1534. The Land is not subject to any Management Plan for the protection or preservation of threatened or endangered species.

(x)       Patented Crops. To Seller’s knowledge, subject to the Seedless Lemons License and the Sumo Mandarin License, the production of crops from the Permanent Plantings on the Land is not in violation of any patent or registered or unregistered trademark or copyright, Seller has received no notice or claim of such violation, and the production and sale of the produce of the Permanent Plantings do not require the payment of any royalty or other similar payment to any person or entity.

(y)      Permanent Plantings. There are, and shall be as of the Close of Escrow, located on the Property permanent plantings (the “Permanent Plantings”) in the acreages and varieties set forth on Schedule 8.1(aa), attached hereto and incorporated by reference.

(z)       Disease. To Seller’s knowledge, none of the Permanent Plantings carries any disease, fungus, pest, or other adverse condition that has the potential to materially affect the production of the Permanent Plantings.

(aa)     Water. To Seller’s knowledge, (1) there has been no severance of any appurtenant surface water rights, riparian rights, groundwater rights or other water rights or water credits (including without limitation any credits, allocations, entitlements, pumping rights or similar rights associated with or derived from the Property relative to groundwater as the result of any adjudications or other court or regulatory proceedings, or under any groundwater sustainability plan or similar plan) relating to or used in connection with the Land, and (2) all water and water rights used, or permitted to be used on the Property during Seller’s ownership, including without limitation surface water rights, riparian rights, groundwater rights and other water rights or water credits, whether appurtenant or contractual, including riparian, littoral, appropriative, prescriptive, permitted, overlying, adjudicated and other rights, 425 shares of The Pioneer Water Company, and a leasehold right in and to 85.5 shares of The Pioneer Water Company, subject to the scheduled expiration of such leased stock, used to provide water to the Land, all other contracts relating to water supplies that can be used on the Land, all public agency water entitlements associated with the Land, and all rights in any contracts for the sale of water generated from irrigation wells located on the Land, are vested in the Seller and Seller has the authority and right to transfer such water rights to Buyer together with the Land.

(bb)     Reclamation Law. No portion of the Property is (i) subject to any recordable contract as defined or described in the Reclamation Act of 1902, the Reclamation Reform Act of 1982 as amended, and all regulations promulgated thereunder (the “Reclamation Law”), (ii) subject to any covenant restricting the price at which the Property may be sold, or (iii) subject to acreage limitations of the owner thereof with respect to the receipt of any water delivered by the District (as defined below) to the Property. Price approval of the Bureau of Reclamation is not required in connection with the purchase of any portion of the Property or the resale thereof by Buyer in order to establish or continue the eligibility or such portion of the Property to receive water supplies. No portion of the Property is now or at any time before the Closing Date will be designated as “excess land” as defined in the Reclamation Law or is otherwise ineligible to receive water supplies. The Property is located in the service areas of the Districts, and Seller is entitled to and does receive an allocation of water on the Property from the Districts. Other than impacts applicable to any particular District, when such District is considered as a whole, to Seller’s knowledge there are no existing reasons why such water supplies will not continue to be available to the Property after the Closing Date.

8.2       Recertification. Seller shall be obligated, during the pendency of the Escrow, to notify Buyer of the existence of any condition or fact of which Seller becomes aware after the date hereof which Seller would have been obligated to disclose to Buyer pursuant to Section 6.2 and/or 8.1 if it had knowledge of such fact or condition on or prior to the date hereof, or which would materially and adversely change one of its representations or warranties expressly set forth this Section 8.1 above (a “Seller Representation Disclosure”). Each Seller Representation Disclosure shall, as to such disclosure, reopen Buyer’s due diligence period for five (5) business days and shall be subject to the provisions of Section 7.2. If the notification is received by Buyer within ten (10) days of the scheduled Closing Date, then the Closing shall, at Buyer’s election, be delayed for five (5) business days as well. Seller at Closing shall recertify the warranties and representations contained in Section 8.1 as modified by Seller Representation Disclosures made by Seller during the pendency of Escrow pursuant to the foregoing.

In the event of any Seller Representation Disclosure, Buyer, as its sole and exclusive remedy at law or in equity, shall have the option of (i) waiving the breach of warranty or change, and proceeding with the Close of Escrow without any reduction in the Purchase Price, or (ii) terminating this Agreement, in which event the Deposit and any other funds deposited by Buyer into the Escrow shall be returned to Buyer so long as Buyer is not then in breach or default under this Agreement. Any such election shall be made by Buyer in writing not later than five (5) business days from Buyer becoming aware of such fact. Notwithstanding the foregoing, if Buyer elects to proceed under clause (ii) above, Seller may elect to offer, within five (5) business days following receipt of such election from Buyer, by written notice to Buyer to cure such matter prior to Closing, provided such matter is reasonably able to be cured within thirty (30) days thereof (and if such cure is accepted by Buyer, the Closing may be extended by the agreement of the Parties for up to thirty (30) days to effectuate such cure). If Seller makes such foregoing offer and Buyer so accepts, then Buyer's original notice under clause (ii) above shall be deemed Buyer's election to not terminate this Agreement.

If Buyer does not timely elect to terminate this Agreement pursuant to this Section 8.4, then Buyer shall be deemed to have (a) irrevocably elected to waive its rights to terminate this Agreement pursuant to this Section 8.4, (b) elected to acquire the Property on the terms set forth in this Agreement, and (c) waived all remedies at law or in equity with respect to Seller’s Representations resulting from the facts or circumstances disclosed by Seller in its notice to Buyer or of which Buyer becomes aware prior to Closing, and Seller's Representations shall be deemed to have been modified by all such disclosures. Anything contained herein to the contrary notwithstanding, if (x) Buyer has knowledge of any inaccuracy in any of Seller’s representations or any representations of Seller contained in any documents executed pursuant hereto or in connection herewith, including, without limitation, the Exhibits attached hereto, whether as a result of notice from Seller, Buyer's own investigations or inquiries or otherwise, or (y) any information contained in any material provided or made available to Buyer by Seller or received by Buyer from any third party (including without limitation any report provided to Buyer by any contractor or consultant engaged by Buyer in connection with Buyer’s investigation of the Property) is in any way inconsistent with any of Seller's Representations, and notwithstanding clause (x) and clause (y) Buyer nonetheless proceeds with the Closing of the transactions contemplated hereby, then Seller’s representations shall be deemed qualified and amended or modified to the full extent of Buyer's knowledge and such inconsistent information, Buyer shall be deemed to have accepted and approved Seller’s representations as so qualified and amended or modified, and Buyer shall have no right or remedy, and Seller shall have no obligation or liability, on account thereof. In no event shall Seller be liable to Buyer for, or be deemed to be in default under this Agreement by reason of, any breach of any of Seller’s Representations if Buyer had knowledge thereof prior to Closing. This Section shall survive the Closing.

8.3       Survival. The express representations and warranties made in this Article by Buyer or Seller will not merge into any instrument of conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representations and warranties shall be commenced, if at all, on or before the date which is eighteen (18) months after the date of the Closing and, if not commenced on or before such date, thereafter will be void and of no force or effect.

9.       Buyer’s Representations and Warranties.

9.1       Buyer hereby warrants, represents, convents and certifies to Seller and agrees that as of the Close of Escrow:

(a)       Good Standing. Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and it or its Authorized Assignee(s), will be authorized to transact business in the State of California if such authorization is required.

(b)       Authority. Subject to the satisfaction of the condition precedent contained in Section 7.1(h) above, Buyer, and its Authorized Assignee(s), acting through any of their respective duly empowered and authorized officers, has all necessary entity power and authority to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Buyer herein, and to perform its obligations hereunder; and no consent of any of Buyer’s directors, officers or members is required to so empower or authorize Buyer. This Agreement has been duly authorized, executed and delivered by Buyer, is the legal, valid and binding obligation of Buyer, and, neither this Agreement nor compliance with or fulfillment of the terms and conditions hereof will conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement to which Buyer is a party or by which Buyer is otherwise bound, or any judicial order to which Buyer is a party or to which Buyer is subject. All documents to be executed by Buyer which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Buyer, (ii) be legal, valid and binding obligations of Buyer, and (iii) not violate, to the best of Buyer’s knowledge, any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject. Notwithstanding the foregoing, the representations in this Section 9(b) are subject to the approval contemplated by Section 7.1(h) being obtained.

(c)       OFAC Compliance. Buyer or its (which, for the purposes of this Section 9.1(c), shall include its members, officers, beneficial owners and affiliates) (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the OFAC at its official website (http://www.treas.gov/ofac/t11sdn.pdf) or at any replacement website or other replacement official publication of such List; (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of OFAC and any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) will not transfer or permit the transfer of any controlling interest in Buyer to any person or entity who is, or any of whose beneficial owners are, listed on the List.

(d)       Bankruptcy. Buyer has not filed or been the subject of any filing of a petition under the Federal Bankruptcy Law or any insolvency laws, or any laws for composition of indebtedness or for the reorganization of debtors.

(e)       Debts, Liens and Encumbrance. Buyer shall pay, when due, any claims, liabilities, debts, injuries, liens or other encumbrances, and any consultant or other expense contracted for or incurred by Buyer incurred or arising before the Close of Escrow that relate in any manner to any of Buyer’s activities relating to the Property prior to the Closing (collectively, “Claims”) and shall indemnify, defend and hold Seller and the Property harmless from any Claims relating thereto.

10.       Seller’s Covenants before Closing.

10.1       Leases and Agreements. Between the date of this Agreement and the Closing, Seller, shall maintain all relevant insurance policies and shall not, without Buyer’s prior written consent: (a) enter into a lease or tenancy or occupancy agreement with respect to the Property or portion thereof, (b) enter into, amend, renew, terminate or extend any agreement affecting the Property, except those occupancies to be terminated as set forth in this Agreement; or (c) negotiate the terms of or enter into any lease or other agreement with any person or entity for the delivery of water from the Property.

10.2       Property Operations. Seller shall maintain the Property, including the Improvements, in good condition and repair and will conduct good farming practices on the Property consistent with its past practices until the Closing, including proper irrigation. Seller shall not cause or permit the removal of soil, sand, gravel or other minerals from the Land or any mining activities thereon or removal of any trees without the advance written approval of Buyer in its sole and absolute discretion. Seller shall fully comply with any groundwater sustainability plan adopted governing groundwater extractions and use on the Property, if any, provided that Seller shall not be obligated to undertake any capital improvement relating to such compliance.  Seller shall advise Buyer within three (3) business days of receipt of notice of the adoption or amendment of any such groundwater sustainability plan and its substantive provisions, and any notices to Seller with respect thereto, received after the date of this Agreement. During the Due Diligence Period, Seller shall promptly notify Buyer in writing of any material changes with respect to the Property, whether voluntary or involuntary. After the expiration of the Due Diligence Period, Seller shall not voluntarily cause or permit any material changes with respect to the Property without Buyer’s prior written consent

10.3       Harvest; Crop Cost Reimbursement. The parties agree that the 2022/23 crop year budget and harvest cycles for crops grown on the Property are reflected on the chart below:

Budget Group	Varieties	Budget Crop Year	Harvest Period
Mid Mandarins	Tangos, Sumos, Tangelos, Minneolas	April 2022 - March 2023	January 2023 - April 2023
Navels	All	April 2022 - March 2023	November 2022 - April 2023
Lemons	All	April 2022 - March 2023	November 2022 - May 2023
Grapefruit/Pommelo	All	April 2022 - March 2023	November 2022 - April 2023
Pistachios	All	November 2022 – October 2023	October 2023

Seller will coordinate with Buyer for the timing and method of harvest of all 2022/23 Crops, other than Pistachios, prior to the Closing, including seeking Buyer’s consent to commence or delay harvest, which consent shall not be unreasonably withheld or delayed. Seller will retain all 2022/23 crops for which harvest has commenced prior to Closing (the “Pre-Closing Crops”), and if the harvest shall continue past the Closing, Buyer agrees to enter into a nominal cost lease for the time necessary to complete the harvest for those blocks so affected. All 2022/23 crops for which the harvest shall not have commenced prior to Closing, and thereafter (the “Post-Closing Crops”), shall be the property of Buyer as of the Closing. The Parties acknowledge that as of the date of this Agreement, Seller only anticipates lemons to be a Pre-Closing Crop.

Buyer will reimburse Seller at the Closing for all reasonable costs that are actually incurred by Seller and directly attributable to preparation of the Property and Permanent Plantings for production of the Post-Closing Crops pursuant for the above listed “budget crop year” therefore, and all costs with respect to 2023/24 crops for any blocks of Pre-Closing Crops which have been completely harvested prior to the Closing, if any (the “Crop Cost Reimbursement”), if any. Post-harvest orchard clean-up and irrigation are considered part of the prior year’s crop expenses and are not subject to reimbursement, and will be the obligation of Seller for any blocks containing Pre-Closing Crops for which the harvest is completed after the Closing. The current non-binding estimate for the Crop Cost Reimbursement is set forth on Schedule 10.3 attached hereto. The Crop Cost Reimbursement at Closing shall consist of (i) the actual, audited component of such Crop Cost Reimbursement determined as of October 31, 2022, and (ii) an updated estimate of such Crop Cost Reimbursement attributable to the period commencing November 1, 2022 and ending on the day immediately preceding the Closing; provided, however, such estimated portion under this item (ii) shall remain subject to reconciliation pursuant to Section 14 below.

11.       Closing.

11.1       Closing Date. Closing shall evidence Buyer’s and Seller’s satisfaction of their respective Closing obligations, as set forth herein. Closing shall occur on or before the Closing Date. Closing shall be conditioned upon:

(a)       Full Performance. Seller and Buyer shall have performed all of their respective obligations under this Agreement unless waived in writing by the other Party.

(b)       Title Policies. Title Company shall be ready, willing, and able to issue upon the Closing and following recordation of the Grant Deed to Buyer, a current Owner’s ALTA Extended Coverage Policy of title insurance, substantively the same as the Proforma approved by Buyer, at no more than the insurer’s standard rates (with such endorsements as Buyer shall reasonably request prior to expiration of the Due Diligence Period and included in the Proforma) and the Escrow Holder has agreed to issue same prior to the expiration of the Due Diligence Period (“Buyer’s Title Policy”). Buyer’s Title Policy shall show title to the Land, Improvements and appurtenant easements vested in Buyer, subject only to the lien of real property taxes for the current fiscal year not yet due and payable and the Permitted Exceptions. The premium for such title policy shall be paid as required under Section 13(b) and (c).

(c)       Delivery. Possession of the Property shall be delivered to Buyer at the time of the Closing free of all leases, contracts, occupancy agreements, tenancies, licenses, use agreements or otherwise, except as may be included within the Permitted Exceptions, if applicable.

(d)       Deeds. Buyer’s approval of the form and content of the Grant Deed to be executed by Seller as set forth in Section 11.2(a) below.

(d)       Conditions. The conditions precedent to Buyer’s obligation to perform contained in Section 7.1, and to the extent of a subsequent change addressed pursuant to Section 8.2, any cure offered by Seller and accepted by Buyer, shall have been fully and completely satisfied or waived by Buyer in writing.

11.2       Seller’s Closing Obligations. On or before the Closing Date, Seller shall deposit or cause the following to be deposited into Escrow (duly executed, as appropriate), for recordation or delivery to Buyer as appropriate:

(a)       A Grant Deed for the Land, the Improvements, the Appurtenant Rights, the Water Rights and the Oil, Gas and Mineral Rights (collectively, the “Grant Deed”), substantially in the form set forth on Exhibit D, executed by Seller and sufficient to convey insurable title thereto to Buyer or its Authorized Assignee(s) as designated by Buyer.

(b)       A Bill of Sale, in form and substance set forth on Exhibit E, attached hereto, to Buyer for the sale of the Improvements (to the extent they are personal property, as opposed to real property), Crops, Tangible Personal Property, and other tangible personal property constituting a portion of the Property, executed by Seller to Buyer and/or its Authorized Assignee(s), as directed by Buyer, all free and clear of any liens (the “Bills of Sale”).

(c)       One or more assignments of 425 shares of The Pioneer Water Company water stock, together with the certificates representing such stock (the “Water Stock Assignment”), in form reasonably acceptable to Buyer and PWC.

(d)       One or more assignments of the two (2) leases with the Pioneer Water Company regarding the total 85.5 shares of water stock (collectively, the “Water Stock Lease Assignment”), in form reasonably acceptable to Buyer and PWC.

(e)       Duplicate signed counterparts of an Assignment of Intangible Personal Property in form and substance reasonably acceptable to Buyer for the sale of the Intangible Personal Property, Environmental Attributes, and other intangible personal property constituting a portion of the Property, executed by Seller to Buyer and/or its Authorized Assignee(s), as directed by Buyer, all free and clear of any liens (the “Intangible Property Assignment”).

(f)       The Closing Statement (as defined below) executed by Seller.

(g)       Seller’s certification to the effect that it is not a “foreign person,” as such term is defined in Section 1445 of the Internal Revenue Code of 1986, or evidence that any taxes due have been paid or otherwise provided for.

(h)       Seller’s certification to the effect that it is not subject to withholding under 18662, or completed California Forms 593 (the “Withholding Documents”).

(i)       All keys, codes and combinations for locks, safes or security devices under Seller’s control located on the Property.

(j)       Such other documents, resolutions, consents, and affidavits, reasonably necessary or advisable to effect the valid consummation of the transaction evidenced by this Agreement.

(k)       Seller’s recertification required under Section 8.2.

(l)       Evidence reasonably acceptable to Buyer’s counsel that the documents delivered to Buyer by Seller have been duly authorized by Buyer or its Authorized Assignee, duly executed on behalf of Buyer or its Authorized Assignee and when delivered constitute valid and binding obligations of Buyer or its Authorized Assignee.

(m)       At Closing, but outside Escrow, to the extent they are then in Seller’s possession and not posted at the Property, any licenses or permits issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction.

11.3       Buyer’s Closing Obligations. On or before the Closing, Buyer or its Authorized Assignee shall deposit or cause the following to be deposited into Escrow (duly executed as appropriate) for recordation or delivery to Seller, as appropriate:

(a)       The Balance of the Purchase Price, the Crop Cost Reimbursement, if any, and Buyer’s share of the Closing Costs and prorations under Section 14 hereof (“Prorations”).

(b)       Evidence reasonably acceptable to Seller’s counsel that the documents delivered to Seller by Buyer or its Authorized Assignee have been duly authorized by Buyer or its Authorized Assignee, duly executed on behalf of Buyer or its Authorized Assignee and when delivered constitute valid and binding obligations of Buyer or its Authorized Assignee.

(c)       A Preliminary Change of Ownership Report for Tulare County, in the form specified by such county (the “PCOR”).

(d)       The Closing Statement (as defined below) executed by Buyer.

(e)       If required, Buyer’s countersignature on the Water Stock Assignment.

(f)       Buyer’s duplicate signed counterparts of the Intangible Property Assignment and the Water Stock Lease Assignment.

(f)       Such other documents, resolutions, consents, and affidavits, reasonably necessary or advisable to effect the valid consummation of the transaction evidenced by this Agreement.

11.4       Escrow Holder Closing Obligations. The Escrow Holder shall close escrow on or before the Closing Date (i) if it has received all of the items to be deposited by Seller pursuant to Section 11.2, and all of the items to be deposited by Buyer pursuant to Section 11.3, and (ii) the Title Company is prepared to issue Buyer’s Title Policy in the condition required in Section 11.1(b) above. The Escrow Holder shall close escrow by:

(a)       Recording the Grant Deed in the Official Records of Tulare County, and return the recorded Grant Deed to Buyer with a conformed copy to Seller, and file the PCOR in Tulare County, California;

(b)       Issuing the Buyer’s Title Policy (within fifteen (15) days after the Closing);

(c)       Delivering to Seller the proceeds due Seller from the Purchase Price and Crop Cost Reimbursement, after deducting Seller’s share of Closing Costs, and adjusting for applicable prorations;

(d)       Delivering to Buyer, Seller’s certification that it is not a “foreign person”;

(e)       Entering the Closing Date as the effective date on the counterparts of the Intangible Property Assignment and delivering one fully executed original each to Buyer and Seller;

(f)       Delivering to Buyer the items deposited into Escrow by Seller for delivery to Buyer, including the Bill of Sale, Water Stock Assignment and Water Stock Lease Assignment; and

(g)       Delivering to Seller the items deposited into Escrow by Buyer for delivery to Seller.

12.       Like-Kind Exchange. Upon the request of a Party (the "Requesting Party"), the other party (the "Cooperating Party") shall cooperate with the Requesting Party in Closing the sale of the Property in accordance with this Agreement so as to qualify such transaction as an exchange of like-kind property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended; provided, however, the Cooperating Party shall not be required to take title to any exchange property and the Cooperating Party will not be required to agree to or assume any covenant, obligation or liability in connection therewith, the Closing hereunder shall not be delayed as a result of, or conditioned upon, such exchange, the Requesting Party shall pay all costs associated with such exchange, and the Requesting Party shall remain primarily liable under this Agreement and indemnify the Cooperating Party from any liability in connection with such exchange.

13.       Closing Costs. All Closing Costs incurred in connection with closing the Escrow shall be paid as follows:

(a)       Buyer and Seller shall pay their respective: (i) legal fees and expenses, and (ii) share of prorations as provided in the Closing Statement.

(b)       Seller shall pay (i) 100% of the documentary transfer taxes, sales taxes and transfer taxes applicable to the sale, (ii) one-half of the escrow fees and the cost of recording and filing of any instrument to be recorded or filed as provided herein, (iii) costs of title search and premiums for an ALTA Extended Coverage Title Policy, and those endorsements which Buyer has requested and Seller has agreed to pay for as part of the title review process, but in all cases including the following: (1) ALTA 17/17.1 or CLTA 103.7/103.11/103.12, as applicable (Access and Entry/Indirect Access and Entry), (2) ALTA 19/19.1 or CLTA 116.4/116.4.1, as applicable (Contiguity), (3) CLTA 116.7 (Subdivision Map Act), and (4) electronic policy/signature endorsement.

(c)       Buyer shall pay (i) one-half of the escrow fees and the cost of recording and filing of any instrument to be recorded or filed as provided herein, (ii) the costs of an ALTA site survey, and (iii) all endorsements to the title policy that Buyer shall desire, excepting those set forth in 13(b) above.

(d)       Escrow Holder shall prepare a closing statement in form and content satisfactory to Buyer and Seller with respect to the transaction contemplated by this Agreement and deliver the same to Buyer and Seller within five (5) days prior to the Close of Escrow for their approval in writing (provided each will provide Escrow Holder with the information necessary to prepare such closing statement) (“Closing Statement”).

14.       Prorations. The following are to be paid by Buyer or Seller or prorated and apportioned on the Closing:

14.1       Utility Charges. Seller will cause all the utility and water meters to be read as of the Closing and will be responsible for the cost of all utilities and water used prior to that time.

14.2       Other Apportionments. Liability for real property taxes and assessments and, irrigation standby charges, water district or water company assessments if any, shall be prorated at and as of the Close of Escrow using the latest tax bills. Rent or income under all farm related, hunting and mineral leases being assigned to or assumed by the Buyer, if any, shall be prorated as of the Close of Escrow. Such prorations and apportionments shall be made in the manner customary in the County in which the Land is located for the sale of agricultural land.

14.3       Survival. The provisions of this Section 14 shall survive the Closing; provided, however, that all claims for improper proration or adjustment under Section 13 must be made in writing to the other Party within six months after the Closing Date.

15.       Risk of Loss. Risk of physical loss to the Property shall be borne by Buyer from and after the date that Buyer receives title and possession thereof. In the event of the loss or destruction of a material part of the Property prior to the Closing, from a cause other than the intentional act or omission or negligence of Buyer then, at Buyer’s sole option, and upon Buyer’s written notice to Seller within ten (10) business days of Buyer’s receipt of notification of such loss, both Parties may be relieved of their obligations and this Agreement shall be deemed void and without further effect, and the Deposit and accrued interest shall be returned to Buyer, unless Seller shall restore the lost or destroyed portion of the Property, within thirty (30) days of receipt of notice and has fully paid all costs thereof and cleared any potential liens associated therewith or Buyer and Seller agree to reduce the Purchase Price by the value of the lost or destroyed portion of the Property.

16.       Assignment. Without the consent of Seller, Buyer may assign any or all of its rights and obligations under this Agreement, including the right to purchase the Property, to any affiliate of Buyer (“Authorized Assignee”) by giving Seller notice of such assignment at least five (5) days prior to the Close of Escrow, containing the name of the Authorized Assignee and the portion of the Property to be acquired by such Authorized Assignee. Each Authorized Assignee shall be obligated jointly and severally to fulfill all of Buyer’s duties and obligations under this Agreement with respect to the portion of the property to be purchased by such Authorized Assignee and the warranties and representations of Buyer shall be the warranties and representations of the Authorized Assignee. Buyer may not assign, transfer or convey its rights and obligations under this Agreement or in the Property to any person other than an Authorized Assignee without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole discretion, and no such approved assignment shall relieve Buyer from its liability under this Agreement. Seller may not assign its rights hereunder or any of them without the prior written consent of Buyer, except in connection with a 1031 exchange in accordance with Section 12 above.

17.       Brokers. Except for Key & Company LLC (David Key)(“Seller’s Advisor”), engaged by Seller, Buyer and Seller each represent and warrant to the other that, neither has engaged the services of any other real estate advisor, broker, salesperson, agent or finder, nor done any other act nor made any statement, promise or undertaking which would result in the imposition of liability for the payment of any other real estate brokerage commission, finder’s fee or otherwise in connection with the transaction described herein. Seller shall be solely responsible and liable for the payment of any commission due to Seller’s Advisor. In the event that any person or entity perfects a claim for a brokerage commission, finder’s fee or otherwise, based upon any such agreement, statement or act, the Party through whom such person or entity makes such claim shall be responsible therefor and shall defend, indemnify and hold the other Party and the Property harmless from and against such claim and all loss, cost and expense associated therewith, including attorney’s fees.

18.       Attorney’s Fees; Pre-litigation Dispute Resolution. Each Party shall pay the fees and expenses of its own attorneys in connection with the preparation, negotiation and execution of this Agreement. In the event of any action between the Parties hereto for breach of or to enforce any provision or right hereunder, the unsuccessful Party in such action shall pay to the successful Party all costs and expenses expressly including, but not limited to, reasonable attorneys’ fees and costs, including but not limited to expert fees, incurred by the successful Party in connection with such action. The Parties agree that before either institutes litigation against the other arising from this Agreement, it will make a good faith attempt to meet with the other Party first and attempt to resolve the dispute. This Section 18 shall survive any termination of this Agreement or the Closing

19.       Notices. All notices and demands which either Party is required or desires to give to the other shall be given in writing by certified mail, return receipt requested with appropriate postage paid, by personal delivery or by private overnight courier service to the address set forth below for the respective Party, or by fax with an electronic confirmation of delivery or by e-mail (followed by notice by mail or overnight courier as provided above); provided that if any Party gives notice of a change of name or address, notices to that Party shall thereafter be given as demanded in that notice. Except as otherwise expressly noted, all notices and demands so given shall be effective upon receipt by the Party to whom notice or demand is being given, except that (i) any notice given by certified mail shall be deemed delivered three (3) business days after deposit in the United States Mails, (ii) any notice given by overnight courier shall be deemed delivered one (1) business day after delivery to the overnight courier; and (iii) any notice transmitted via electronic mail shall be deemed delivered on the date delivered if transmitted prior to 11:59 p.m. (Pacific time) on a business day, or on the following business day if transmitted after 11:59 p.m. (Pacific time) or on a non-business day

If to Buyer:

PGIM Real Estate Finance, LLC

c/o PGIM Agricultural Investments

7108 N. Fresno Street, Suite 400

Fresno, CA 93720

Attn: Fendley Ragland

Telephone: (901) 505-1444

Facsimile: 559-437-3260

Email: Fendley.Ragland@pgim.com

With a copy to:	Bolen Fransen Cutts LLP 5088 N. Fruit Ave, Ste 101 Fresno, CA 93711 Attn: Lisa A. Cutts, Esq. Telephone: (559) 226-8177 Facsimile: (559) 227-4971 Email: lac@bolenfransen.com

If to Seller:

Limoneira Company

Attention: Harold S. Edwards

1141 Cummings Road

Santa Paula, CA 93060

Telephone: (805) 525-5541

Facsimile: (805) 525-8211

Email: hedwards@limoneira.com,

mpalamountain@limoneira.com, and

sslater@bhfs.com

With a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800,

Los Angeles, CA 90067-6019

Attn: Peter J. Roth, Esq.

Telephone: (310) 788-2436

Facsimile: (310) 788-2410

Email: proth@allenmatkins.com

20.       Waivers. Any Party can waive a provision, condition or covenant contained in this Agreement, which is included herein for the benefit of the Party making such waiver. Any such waiver shall be in writing and delivered to the other Party and the Escrow Holder. No waiver by any Party of any covenant, condition or breach hereunder shall be deemed a waiver of any other subsequent covenant, condition or breach.

21.       Governing Law. This Agreement shall be governed by and construed in accordance with California law. Any legal action brought by any Party to interpret or enforce this Agreement shall be venued in the appropriate state or federal court sitting in the City and County of Fresno, California.

22.       Business Days. In the event that this Agreement calls for an act to be performed, or a notice to be given, on or by a specific date, which date falls on a Saturday, Sunday, or holiday (as defined in Section 6700 and 6701 of the California Government Code), then such act may be performed upon or such notice given on the next business day with the same effect as if it had been performed on the day appointed. Any reference to “business days” herein shall mean those days other than Saturdays, Sundays, or holidays (as defined in Section 6700 and 6701 of the California Government Code).

23.        WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT THAT IT MAY HEREAFTER BE PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES (EACH A “DISPUTE”, AND COLLECTIVELY, ANY OR ALL, THE “DISPUTES”) OF ANY KIND WHATSOEVER THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, ANTITRUST CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON-LAW OR STATUTORY CLAIMS. THE PARTIES FURTHER WARRANT AND REPRESENT TO ONE ANOTHER THAT IT HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL OF ITS OWN CHOOSING, OR HAS HAD AN OPPORTUNITY TO DO SO, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL.

24.       Judicial Reference Agreement. As used in this Section 24, “Dispute” and “Disputes” mean any and all claims or causes of action based upon or arising out of this Agreement, or any dealings between the Parties relating to the subject matter of this Agreement. Any and all Disputes that are brought before a forum in which pre-dispute waivers of the right to trial by jury are invalid under applicable law shall be subject to the terms of this Section 24 (“Judicial Reference Agreement”) in lieu of the jury trial waivers otherwise provided in this Agreement.

(a)       Any and all Disputes shall be heard by a referee and resolved by judicial reference pursuant to California Code of Civil Procedure Sections 638 et seq.

(b)       The referee shall be a retired California state court judge or an attorney licensed to practice law in the State of California with at least ten (10) years of experience practicing commercial law. Neither Party shall seek to appoint a referee that may be disqualified pursuant to California Code of Civil Procedure Section 641 or 641.2 without the prior written consent of all Parties.

(c)       If the Parties are unable to agree upon a referee within ten (10) calendar days after one Party serves a written notice of intent for judicial reference upon the other Party or Parties, then the referee will be selected by the court in accordance with California Code of Civil Procedure Section 640(b).

(d)       The referee shall render a written statement of decision and shall conduct the proceedings in accordance with the California Code of Civil Procedure, the Rules of Court, and California Evidence Code, except as otherwise specifically agreed by the Parties and approved by the referee. The referee’s statement of decision shall set forth findings of fact and conclusions of law. The decision of the referee shall be entered as a judgment in the court in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645. The decision of the referee shall be appealable to the same extent and in the same manner that such decision would be appealable if rendered by a judge of the superior court.

(e)       If a Dispute includes multiple claims, some of which are found not subject to this Judicial Reference Agreement, the Parties shall stay the proceedings of the Disputes or part or parts thereof not subject to this Judicial Reference Agreement until all other Disputes or parts thereof are resolved in accordance with this Judicial Reference Agreement. If there are Disputes by or against multiple parties, some of which are not subject to this Judicial Reference Agreement, the Parties shall sever the Disputes subject to this Judicial Reference Agreement and resolve them in accordance with this Judicial Reference Agreement.

(f)       During the pendency of any Dispute which is submitted to judicial reference in accordance with this Judicial Reference Agreement, each of the Parties to such Dispute shall bear equal shares of the fees charged and costs incurred by the referee in performing the services described in this Judicial Reference Agreement. The compensation of the referee shall not exceed the prevailing rate for like services. The substantially prevailing party shall be entitled to reasonable court costs and legal fees, including customary attorney fees, expert witness fees, paralegal fees, the fees of the referee and other reasonable costs and disbursements charged to the party by its counsel, in such amount as is determined by the Referee.

(g)       In the event of any challenge to the legality or enforceability of this Judicial Reference Agreement, the substantially prevailing Party shall be entitled to recover the costs and expenses from the non-prevailing Party, including reasonable attorney fees, incurred by it in connection therewith.

THIS SECTION 24 CONSTITUTES A “REFERENCE AGREEMENT” BETWEEN OR AMONG THE PARTIES WITHIN THE MEANING OF AND FOR PURPOSES OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638.

25.       Entire Agreement. This Agreement is the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the Parties hereto with respect thereto. This Agreement may not be altered, amended, changed, terminated, or modified in any respect or particular, unless the same shall be in writing and signed by the Party to be charged.

26.       Validity. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such provision shall be effective to the extent of such prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement.

27.       Facsimile; Electronic Signatures. For all documents to be executed by the Parties pursuant hereto, except documents to be recorded or where originals are otherwise required by Buyer or Escrow Holder, Escrow Holder is instructed to accept, and the Parties agree to accept, DocuSign, facsimile (including scanned PDF) or electronic e-mail signatures of the signor, provided that (except as to DocuSign signatures), the signor or his representative has assured the other Party or Escrow Holder that the original has been placed in regular mail to the Escrow Holder.

28.       Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof. Unless specifically designated otherwise, and subject to Section 22, all periods terminating on a given day, period of days, or date shall terminate at 11:59 p.m. (Pacific time) on such date or dates.

29.       Counterparts. This Agreement may be signed by the Parties in different counterparts each of which shall be an original, and all of which together shall constitute a single instrument, and the signature pages combined to create a document binding on all Parties. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

SIGNATURES FOLLOW NEXT PAGE

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above written.

SELLER		BUYER

LIMONEIRA COMPANY,		PGIM REAL ESTATE FINANCE, LLC,
a Delaware corporation		a Delaware limited liability company

By:	/s/ Harold S. Edwards	By:	/s/ Fendley Ragland
	HAROLD S. EDWARDS		FENDLEY RAGLAND
	Chief Executive Officer		Vice President

By:	/s/ Mark Palamountain	Date of Execution: October 10, 2022
MARK PALAMOUNTAIN
Secretary and Chief Financial

Date of Execution: October 10, 2022

Effective Date: October 10, 2022

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